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                                                                   EXHIBIT 10.26

                                                                  EXECUTION COPY

                  DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

        This DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the "Agreement"), effective as of December 29, 2000 (the "Effective Date"), is made by and between Third Wave Technologies, Inc., a Wisconsin corporation, with a place of business at 502 S. Rosa Road, Madison, WI 53719 U.S.A. ("TWT"), and BML, Inc., a Japanese corporation, with a place of business at 5-21-3, Sendagaya, Shibuya-ku, Tokyo, 151-0051 Japan ("BML").


                                   BACKGROUND

TWT controls certain proprietary technology useful for detection and quantitation of nucleic acid sequences and known as and marketed under the trade name Invader(R).

        A. TWT and BML desire to collaborate to identify, develop and commercialize nucleic acid diagnostic products utilizing TWT's technology.

        NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the parties as follows:


                                    ARTICLE 1
                                   DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

        1.1 "Assay" shall mean a method and compositions for detecting and/or quantifying a specific Target that is dependent upon the coordinate actions of two (2) target-specific probes and a structure-specific nuclease, and that uses TWT Technology.

        1.2 "BML Technology" shall mean all patents and all reissues, renewals, re-examinations and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, which cover the manufacture, use, sale or importation of the Collaboration Products, in each case that are Controlled by BML during the term of this Agreement.

        1.3 "Cleavase Enzyme" shall mean with respect to a particular Assay the structure-specific nuclease provided in the Specification therefor.

        1.4 "Clinical Applications" shall mean the analysis of a patient sample for purposes of reporting of a patient result.

        1.5 "Clinical Development" shall mean those preclinical studies, clinical trials and all other activities reasonably required to file MAAs and thereafter obtain and maintain Marketing Approvals for a Collaboration Product.



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        1.6 "Clinical Reference Laboratory" shall mean a company whose primary business is (i.e., greater than 65% of its revenue is derived from) charging for the analysis of patient samples for purposes of reporting a clinical result therefor.

        1.7 "Collaboration Product" shall mean all Assays developed hereunder in accordance with the Development Plans and Budgets then in effect. It is understood that a Collaboration Product, and/or any component thereof, may be changed, substituted or added to by TWT to improve the function of a Collaboration Product as agreed upon by the parties hereto. Collaboration Products shall not include Assays (i) incorporating technology exclusively controlled by a third party or (ii) developed by TWT other than in accordance with the Development Plans and Budgets.

        1.8 "Confidential Information" shall have the meaning set forth in
Section 14.1.

        1.9 "Control" shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any third party and without owing any royalty or other amount to a third party.

        1.10 "CPI-U" shall mean the Consumer Price Index -- Urban all purchasers, as reported by the United States Department of Labor.

        1.11 "Development Committee" shall have the meaning set forth in Section 2.1.

        1.12 "Development Costs" shall mean all direct and indirect fully-burdened costs incurred by or on behalf of TWT in conducting the Development Program, calculated in accordance with GAAP.

        1.13 "Development Plan and Budget" shall mean the plan and budget for the Development Program in effect from time to time, as established in accordance with Article 3 below.

        1.14 "Development Program" shall include the activities conducted in connection with the development of Collaboration Products as described in
Article 4 below.

        1.15 "Exclusivity Period" shall have the meaning set forth in Section 8.1.2.

        1.16 "FDA" shall mean the U.S. Food and Drug Administration.

        1.17 "FTE" shall mean a full-time person, or in the case of less than a full-time dedicated person, a full-time equivalent person year, based upon the total of one thousand eight hundred thirty-three (1,833) hours per year of work.

        1.18 "GAAP" shall mean (i) with respect to TWT, the then current applicable United States Generally Accepted Accounting Principles consistently applied or accepted by the United States Securities and Exchange Commission and the Financial Accounting Standards Board, together with cost accounting principles that are generally accepted in the United States and (ii) with respect to BML, the Japanese equivalent of such principles.



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        1.19 "Improvement Technologies" shall mean any all Inventions made in the course of BML's use of the Collaboration Products, Cleavase Enzymes, and/or Standard Invader Reagents under this Agreement, including all intellectual property rights therein which comprise an improvement, modification, or derivative of the TWT Technology.

        1.20 "Invention" shall mean any invention (whether patentable or not).

        1.21 "Marketing Approval" shall mean, with respect to a particular Collaboration Product, approval of the MAA filed with the Japanese Ministry of Health and Welfare therefor.

        1.22 "Marketing Approval Application" or "MAA" shall mean any application with the Japanese Ministry of Health and Welfare for authority to use or market a Collaboration Product within the Territory for Clinical Applications, including without limitation, an import approval application (yunyu shonin shinsei), import license application (yunyu kyoka shinsei), applications for pricing approval and governmental reimbursement authorization, or other similar application or filing.

        1.23 "Net Sales" shall mean the amount invoiced by TWT or BML, as the case may be, to third parties upon the sale or use of Collaboration Products or Proprietary Target Products, less the following reasonable and customary deductions to the extent applicable to such invoiced amounts: (i) all trade, cash and quantity credits, discounts, refunds or rebates; (ii) amounts for claims, allowance or credits for returns, retroactive price reductions, chargebacks; (iii) packaging, handling fees and prepaid freight; (iv) taxes, duties and other governmental charges (including value-added tax), but excluding what is commonly known as income taxes; and (v) provisions for uncollectible accounts determined in accordance with GAAP, consistently applied to all products of the selling party.

        1.24 "Proprietary Target Product" shall mean a Collaboration Product or other product based on a Proprietary Target the manufacture, sale, use or importation would infringe a Valid Claim.

        1.25 "Specifications" shall mean, with respect to a particular Collaboration Product, Cleavase Enzyme or the Standard Invader Reagents, the written specifications therefor initially designated by TWT and thereafter approved by the Development Committee. With respect to a particular Collaboration Product for Clinical Applications, "Specifications" shall mean the specifications for the Collaboration Product set forth in the Marketing Approval for the Collaboration Product, and such other packaging and labeling specifications as are established by the Development Committee.

        1.26 "Standard Invader Reagents" shall mean with respect an Assay developed in accordance with Section 4.3 below, a reagent package comprised of a microtiter reaction plate (96, 384 or 1536-well or other similar plate configuration(s) as the parties may agree from time to time) containing (i) FRET-Signal Probe/Target complex, (ii) buffer solution and (iii) appropriate Cleavase Enzyme, as set forth in the Specifications therefor.



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        1.27 "Target" shall mean a particular nucleotide sequence to be detected and/or quantified by a particular Assay.

                1.27.1 "Non-Proprietary Targets" shall mean a Target which the composition or use thereof is not covered by a Valid Claim of a patent or patent application within the BML Technology.

                1.27.2 "Proprietary Targets" shall mean a Target which the composition or use thereof is covered by a Valid Claim of a patent or patent application within the BML Technology.

        1.28 "Territory" shall mean Japan.

        1.29 "TWT Technology" shall mean all patents and all reissues, renewals, re-examinations and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, which cover the manufacture, use, sale or importation of the Collaboration Products, in each case that are Controlled by TWT during the term of this Agreement.

        1.30 "Unit" shall mean (i) with respect to an Assay, a single determination of either a genotype (including both alleles) or gene expression or (ii) with respect to Cleavase enzyme, the amount of Cleavase Enzyme necessary to perform a single determination of an Assay as set forth in the Specifications therefor.

        1.31 "Valid Claim" shall mean a claim of an issued and unexpired patent or a claim of a pending patent application within the BML Technology which has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.


                                    ARTICLE 2
                              DEVELOPMENT COMMITTEE

        2.1 Development Committee. BML and TWT will establish a development committee (the "Development Committee") to oversee, review and coordinate the development of Collaboration Products and implementation of the Development Program. From time to time, the Development Committee may establish subcommittees, to oversee particular projects or activities (such as separate committees to oversee product and clinical development), and such subcommittees will be constituted as the Development Committee agrees.

        2.2 Membership. The Development Committee shall be comprised of an equal number of representatives from each of TWT and BML, selected by such party. The exact number of such representatives shall be three (3) for each of TWT and BML, or such other number as the parties may agree. Subject to the foregoing provisions of this Section 2.2, BML and TWT may replace its respective Development Committee representatives at any time, with prior written notice to the other party.



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        2.3 Meetings. During the Development Program, the Development Committee
shall meet quarterly, or more often as otherwise agreed by the parties, at such locations as the parties mutually agree. At its meetings, the Development Committee will (i) formulate and review the Development Program objectives, (ii) monitor the progress of the Development Program toward those objectives, (iii) review and approve the Development Plans and Budgets, pursuant to Section 3.1 of this Agreement, (iv) review and approve all Clinical Development (including design and implementation of any clinical trials) and regulatory efforts within for Collaboration Products for the Territory, and (v) undertake and/or approve such other matters as are provided for the Development Committee under this Agreement. With the consent of the parties, other representatives of BML or TWT may attend Development Committee meetings as nonvoting observers. All representatives of either party attending Development Committee meetings shall enter into confidentiality and invention assignment agreements in a form acceptable to both parties prior to participating in any Development Committee activities. One member of the Development Committee shall prepare written minutes of each Development Committee meeting and a written record of all Development Committee decisions, whether made at a Development Committee meeting or otherwise. Such written minutes and written records shall be circulated to all Development Committee members for review, comment or modification, and approval. Each party shall bear its own personnel and travel costs and expenses associated with attendance at Development Committee meetings.

        2.4 Decision Making. Decisions of the Development Committee shall be made by unanimous agreement of the members present in person or by other means (e.g., teleconference) at any meeting; provided that at least two (2) representatives of each party are present at such meeting. In the event that the Development Committee is unable to reach unanimous agreement on an issue, either party may request that the issue be referred for resolution through good faith negotiations between BML's and TWT's respective Chief Executive Officers. If after thirty (30) days such executives cannot resolve the issue, then upon request by either party such issue shall be resolved in accordance with Section
18.2.1 below; it being understood that issues to be resolved shall be limited to those issues that are expressly provided in this Agreement to be decided by the Development Committee.


                                    ARTICLE 3
                          DEVELOPMENT PLANS AND BUDGETS

        3.1 Development Plans and Budgets. During the term of the Development Program, TWT shall prepare in consultation with BML and provide to the Development Committee a reasonably detailed Development Plan and Budget pursuant to which performance of the Development Program will be performed. The Development Plan and Budget shall specify, on a Target-by-Target basis, the objectives, activities, timing and cost of the Development Program, together with a headcount of full time equivalents (FTEs) of TWT personnel to be devoted to the Development Program. The Development Plan shall also set forth the estimated Transfer Price of the Collaboration Product being developed. The Development Plan and Budget for a particular year shall include funding equal to the greater of: (i) the advance payments provided for such year in Section 7.2.1 below or (ii) such greater amount as established by the Development Committee including reimbursement for external expenses not included in the FTE rate (if any) incurred in accordance with the Development Plan and Budget in effect from time to time.



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        3.2 Annual Review.

                3.2.1 Initial Plan and Budget. Within thirty (30) days after the Effective Date, TWT shall submit to the Development Committee the proposed Development Plan and Budget for the period from the Effective Date through December 31, 2001 (the "Initial Development Plan and Budget"). After submission of the Initial Development Plan and Budget by TWT, the Development Committee shall meet and review such proposal as soon as possible and shall establish and approve the Initial Development Plan and Budget, with such changes as the Development Committee may agree to the plan and budget proposed by TWT, no later than thirty (30) days after submission by TWT. For the avoidance of doubt, the Initial Development Plan and Budget shall be subject to review and written approval by the Development Committee. For the avoidance of doubt, the Initial Development Plan and Budget shall not be effective unless the form and content is acceptable to the parties and approved by the Development Committee.

                3.2.2 Other. Beginning October 1, 2001 and by October 1 of each year thereafter during the term of the Development Program, TWT shall submit to the Development Committee the proposed plan and budget required under Section
3.1 above for the following calendar year. The Development Committee shall review such proposals as soon as possible and shall establish and approve the Development Plan and Budget for the next succeeding year, with such changes as the Development Committee may agree to the plan and budget proposed by TWT, no later than December 1 of such year. For the avoidance of doubt, no Development Plan and Budget shall be effective unless the form and content is acceptable to the parties and approved by the Development Committee.

        3.3 Periodic Reviews and Modifications. The Development Committee shall review the Development Plan and Budget on an ongoing basis as provided in
Section 2.3 and may make changes thereto.


                                    ARTICLE 4
                               DEVELOPMENT PROGRAM

        4.1 Development Program. TWT shall be responsible for conducting, directly or through third parties, a product development and validation program (the "Development Program") in accordance with the Development Plan and Budget then in effect and in accordance with the development objectives and Specifications established by the Development Committee. Accordingly, TWT shall use diligent efforts to perform the Development Program in accordance with the Development Plan and Budget then in effect. TWT agrees to keep the Development Committee reasonably informed as to the progress of the Development Program for Collaboration Products hereunder. BML shall provide reasonable assistance to TWT regarding the Development Program as specified by the Development Committee. BML shall be consulted and informed with respect to the Development Program through its representatives on the Development Committee and as set forth in Section 6.1 below.

        4.2 Development Program Funding. TWT shall apply all amounts paid by BML in accordance with Article 7 below toward the Development Program in accordance with the Development Plan and Budget then in effect.



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        4.3 BML Probe Development. During the term of and in connection with the
Development Program, TWT shall provide BML access to its proprietary InvaderCreator(TM) software (the "Software") for design of probes for use with TWT's Standard Invader Reagents. Such access shall be provided to BML personnel via secure internet access in accordance with reasonable procedures established by TWT from time to time, which will include, without limitation, password-protected access by BML personnel. BML shall use reasonable efforts to ensure that only those employees of BML who need to have access to the Software for purposes of this Agreement have access to the passwords therefor. BML shall use the Software solely for developing Assays for its own internal research and small-scale collaborative use with academic, pharmaceutical and commercial laboratories, in each case not for Clinical Applications. Such uses shall implement Standard Invader Reagents supplied by TWT in accordance with Article 9 below. BML agrees to keep the Development Committee reasonably informed as to the progress of such activities. The Development Committee will review the results of such activities and determine whether Targets derived from such activities will be included in the Development Program.

        4.4 Visiting Personnel. It is understood that in the course of the Development Program there may be occasions where one party's personnel ("Visiting Personnel") may be stationed at the other party's facilities on a temporary basis. Such Visiting Personnel shall agree to be bound by all orders, rules and regulations pertaining to the hosting party's facilities during the entire time at such facilities.

                4.4.1 Product Support/Training. During the term of the Development Program, at BML's reasonable request and expense, TWT will send to BML's a TWT employee reasonably acceptable to BML, to assist BML in coordinating and managing the use of the Software, Standard Invader Reagents, and Collaboration Products and training BML's employees in the use thereof.

                4.4.2 Coordinator. Likewise, from time to time as the Development Committee may designate during the term of the Development Program, a BML employee, designated by BML and reasonably agreeable to TWT, will, at the expense of BML, be stationed at TWT's Madison facilities to coordinate research and development activities between BML and TWT.

        4.5 Term of Development Program. The Development Program shall commence upon the Effective Date and, unless terminated earlier as provided in Article 17 below, the Development Program shall terminate on December 31, 2003, unless extended pursuant by mutual agreement of the Parties.

        4.6 Exclusivity of Efforts. Prior to January 1, 2002, TWT agrees not to enter into a development arrangement for purposes of developing Assays for Clinical Applications, except in the case of Assays for a proprietary Target or specifically associated with a therapeutic agent (including therapeutic monitoring thereof or selection of patients therefor), with or for any Clinical Reference Laboratory or any of the companies identified on Exhibit A, for use in the Territory.



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                                    ARTICLE 5
                              CLINICAL DEVELOPMENT

        5.1 By BML. BML shall have the right, at its expense, to conduct, directly or through third parties, Clinical Development of the Collaboration Products for Clinical Applications, and in accordance with protocols approved by the Development Committee. BML agrees to keep the Development Committee reasonably informed as to the progress of Clinical Development of the Collaboration Products hereunder. It is understood and agreed that except as otherwise expressly agreed in writing, TWT shall have no obligation to perform any of the Clinical Development; provided, however, TWT shall provide reasonable assistance to BML regarding Clinical Development of the Collaboration Products. Without limiting the foregoing and subject to the other terms herein, TWT shall supply BML with Collaboration Products for use in clinical trials in accordance with the laws and regulations and current Good Manufacturing Practice (GCP) standards as established by the FDA. Once BML has initiated Clinical Development for a particular Collaboration Product, it shall use diligent efforts to complete such Clinical Development as soon as practicable; and thereafter use diligent efforts to: (i) file the MAA, (ii) prosecute such MAA until receipt of Marketing Approval and (ii) maintain such Marketing Approval for such Collaboration Product. Additionally In the event that BML abandons Clinical Development or prosecution of the MAA for a particular Collaboration Product after initiation, BML shall promptly notify TWT in writing setting forth the reasons for such abandonment.

        5.2 By TWT. In the event that BML does not initiate Clinical Development for a particular Collaboration Product within twelve (12) months from the time that TWT completes the Development Program therefor or notifies TWT that it has abandoned the Clinical Development therefor, TWT shall have the right, at its expense, to conduct, directly or through third parties, Clinical Development of the Collaboration Products for Clinical Applications and thereafter file for Marketing Approvals therefor. In such case, TWT agrees to keep the Development Committee reasonably informed as to the progress of Clinical Development of the Collaboration Products hereunder. It is understood and agreed that in such case except as otherwise expressly agreed in writing, BML shall have no obligation to perform any of such Clinical Development. For avoidance of doubt, nothing herein shall prevent TWT from conducting clinical trials or other development for purposes of filing for, obtaining or maintaining marketing approvals to commercialize the Collaboration Products outside the Territory.

        5.3 Clinical Data.

                5.3.1 Access. A party conducting Clinical Development (the "Conducting Party") shall provide as the other party may reasonably request with copies of Data (as defined below) or summaries thereof and otherwise as set forth in Section 6.1.2. Upon reasonable advance notice by the other party, it may visit the sites at which the Conducting Party is conducting Clinical Development to review the Clinical Development activities being performed at such site, including without limitation the clinical data and other documents relating to the performance of the Clinical Development. For purposes of this Agreement, "Data" shall mean, collectively, all data acquired or produced in the course of such Clinical Development, the MAAs, Marketing Approvals, together with related documentation.



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                5.3.2 Use. BML shall only use, reference and disclose Data to third parties as required to obtain governmental approval to use and market Collaboration Products in the Territory, or as required by law, and in each case subject to Article 14 below. TWT may use, reference and provide copies of Data to third parties as is reasonably necessary or useful for commercialization of Collaboration Products or other products or as required by law.

        5.4 Regulatory Filings. All filings for MAAs for Collaboration Products and prosecution thereof shall be done in full consultation with the Development Committee. Without limiting the foregoing, all MAAs, including product registration plans and applications for use or marketing approvals filed with the Japanese Ministry of Health and Welfare, shall be submitted to the Development Committee for review and approval by the Development Committee prior to filing of such registrations with any health regulatory agency. To the extent reasonably practicable, all MAAs will be filed in the name of both TWT and BML, and both parties shall have the right to reference the same, without further consideration, for purposes of exercising its rights herein. Upon expiration or termination of this Agreement, the parties shall each have the right to reference the same, without further consideration.


                                    ARTICLE 6
                           RECORD KEEPING; PUBLICATION

        6.1 Reports and Records.

                6.1.1 Records. TWT and BML shall maintain records of the Development Program and Clinical Development (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Development Program and Clinical Development (including all data in the form required under any applicable governmental regulations necessary for obtaining Marketing Approvals). Each party shall allow the other to have reasonable access to all records, materials and data generated on behalf of such party with respect to each Collaboration Product for Clinical Applications at reasonable times and in a reasonable manner.

                6.1.2 Reports. Each party shall periodically provide the Development Committee with a written report summarizing the progress of the Development Program or Clinical Development performed by such party with respect to each Collaboration Product during the preceding calendar quarter. Unless otherwise agreed, such reports shall be due ninety (90) days after the end of each calendar quarter during the term of the Development Program. Coincident with such reports, TWT will provide BML an accounting of Development Costs incurred during the corresponding calendar quarter as required in Section 7.2.3.

        6.2 Review of Publications. As soon as is practicable prior to the oral public disclosure, and prior to the submission to any outside person for publication of a manuscript describing any scientific data resulting from the Development Program, in each case to the extent the contents of the oral disclosure or manuscript have not been previously disclosed pursuant to this
Section 6.2 before such proposed disclosure, BML or TWT, as the case may be, shall disclose to the other party a copy of the manuscript, or a written summary of any oral disclosure, to be made or submitted, and shall allow the other party at least sixty (60) days to determine whether such disclosure or manuscript



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contains subject matter for which patent protection should be sought prior to publication or which either party believes should be modified to avoid disclosure of Confidential Information or regulatory or other problems. With respect to publications by investigators or other third parties, such publications shall be subject to review by the other party under this Section
6.2 only to the extent that BML or TWT (as the case may be) has the right to do so.

                6.2.1 Publication Rights. After the expiration of sixty (60) days from the date of receipt of such disclosure or manuscript, unless BML or TWT has received the written notice specified below, the authoring party shall be free to submit such manuscript for publication or to orally disclose or publish the disclosed research results in any manner consistent with academic standards; provided that, in any publication permitted under this Section 6.2, each party shall acknowledge its collaboration with the other party under this Agreement.

                6.2.2 Delay of Publication. Prior to the expiration of the sixty
(60)-day period specified in this Section 6.2 above, the other party may notify in writing the submitting party of its determination that such oral presentation or manuscript contains Confidential Information of such other party or objectionable material or material that consists of patentable subject matter for which patent protection should be sought. The notified party shall withhold its proposed public disclosure and confer with the other party to determine the best course of action to take in order to modify the disclosure (including removing Confidential Information of the other party) or to obtain patent protection. After resolution of the confidentiality, regulatory or other issues, or the filing of a patent application or due consideration as to whether a patent application can reasonably be filed, but in no event more than ninety
(90) days after notification of the submitting party as provided above, the submitting party shall be free to submit the manuscript and/or make its public oral disclosure in a manner consistent with academic standards. If the submitting party declines to file an appropriate patent application, then either BML or TWT, as the case may be, may undertake to file such application in accordance with Section 13.2 below.


                                    ARTICLE 7
                           DEVELOPMENT PROGRAM FUNDING

        7.1 Development Costs.

                7.1.1 FTE Costs. An FTE rate determined in accordance with this
Section 7.1.1 shall be used for purposes of formulating the Development Plan and Budget and for determining the Development Costs incurred in performance of the Development Program. The initial FTE rate shall be Two Hundred Fifty Thousand Dollars ($250,000) per FTE (as adjusted below). The FTE rate includes all salary, employee benefits, materials and other expenses including support staff and overheard for or associated with an FTE, but does not include travel and lodging expenses incurred by such FTEs in performance of the Development Program (which travel and lodging expenses shall be included in the Development Costs separately under Section 7.1.2 below). The FTE rate shall be subject to annual adjustment based on the greater of cost-of-living increases or adjustments in the Radford Index.

                7.1.2 Non-FTE Costs. It is understood that the Development Costs may include reasonable costs for items other than FTEs incurred in the course of performing the Development



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Program in accordance with the Development Plan and Budget. In addition,
Development Costs may include reasonable depreciation charges or lease expenses for capital equipment purchased or leased by TWT for use in connection with the Development Program provided that if such equipment are used both (i) in the course of the Development Program and (ii) for other projects or programs, then the costs of such equipment shall be allocated between the Development Program and such other projects or programs in accordance with GAAP. It is understood that the party acquiring equipment will be the owner of such equipment in connection with the Development Program, whether or not separately identified in the Development Plan and Budget.

        7.2 Collaboration Product Development Payments.

                7.2.1 Advance Payments. On or before the dates set forth below, BML shall pay to TWT the corresponding amounts as advance support payments for TWT's performance of the Development Program in the immediately following calendar year:

                        (a) January 1, 2001, Two Million Dollars (U.S. $2,000,000);

                        (b) January 1, 2002, One Million Dollars (U.S. $1,000,00); and

                        (c)     January 1, 2003, One Million Dollars (U.S.
                                $1,000,00).

For avoidance of doubt, it is understood that the amounts payable under this
Section 7.2.1 shall be creditable against the amounts due under Sections 7.2.2 and 7.2.3 below, and satisfy the minimum funding commitments of Section 7.4.

                7.2.2 Escrow. The parties shall agree on a mechanism to deposit the funds advanced on an annual basis in accordance with Section 7.2.1 above with a mutually agreeable U.S. bank, which amounts shall be released quarterly in advance to fund the Development Program in accordance with Sections 7.2.3 and
7.2.4 below.

                7.2.3 Initial Payment. Promptly after the Development Committee's approval of the Initial Development Plan and Budget, BML shall pay to TWT the amounts budgeted for the first quarter thereunder.

                7.2.4 General. Thereafter, on or before the first day of each calendar quarter, BML shall pay to TWT the amounts budgeted for such quarter in the Development Plan and Budget then in effect; unless otherwise specified in the applicable Development Plan and Budget, amounts budgeted for the full year will be deemed budgeted in equal amounts for each calendar quarter during such year. Within ninety (90) days following the end of each calendar quarter, TWT shall provide to BML a summary of the Development Costs actually incurred by TWT during such calendar quarter. If the actual Development Costs incurred by TWT in such quarter are less than the amounts advanced by BML, then any amount in excess of such Development Costs will be carried forward and applied to BML's funding obligations for the subsequent quarter, applied to BML's minimum funding obligation for the subsequent year or returned to BML.

        7.3 Excess Costs. To the extent the Development Costs to be reimbursed by BML under Section 7.2 above exceed by more than five percent (5%) the Development Costs budgeted for a calendar year in the Development Plan and Budget then in effect, BML shall reimburse TWT up to



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the five percent (5%) overage but shall not be responsible to reimburse any portion over such excess Development Costs. Except as otherwise provided in this
Section 7.3, TWT shall be responsible for any Development Costs incurred in the course of its performance of the Development Program in excess of Development Costs budgeted for a calendar year in the Development Plan and Budget, unless otherwise agreed by the Development Committee. For avoidance of doubt, it is understood that TWT shall not be obligated to incur any Development Costs in excess of the Development Costs budgeted for a calendar year in the Development Plan and Budget therefor, provided, however, that in the event it can be reasonably anticipated at any time that the Development Costs that will be actually incurred will exceed beyond five percent (5%) such costs budgeted for in the relevant Development Plan and Budget, (a) TWT shall notify BML and each member of the Development Committee without delay, (b) the parties shall cause the Development Committee to confer in good faith as to the means for addressing such cost overruns, and (c) the parties shall fund such excess in such manner as is determined upon approval of the Development Committee.

        7.4 Minimum Funding Commitments. Notwithstanding anything herein to the contrary, unless otherwise mutually agreed by the parties, the parties agree that the Development Committee shall approve a Development Plan and Budget for each calendar year during the term of the Development Program providing for a budget that is not less than the amounts set forth below for such year below.

            Calendar Year             Committed Funding Amount
            -------------             ------------------------
                2001                         $2,000,000
                2002                         $1,000,000
                2003                         $1,000,000


                                    ARTICLE 8
                                MARKETING RIGHTS

        8.1 Marketing Rights.

                8.1.1 TWT. Subject to Section 8.1.2, TWT shall have the worldwide right to market, sell and distribute Collaboration Products (itself or through others) for all applications, except as provided in Section 8.1.2.

                8.1.2 Japan. TWT will have the right to market, sell and distribute Collaboration Products itself or through others for use in Japan; provided that such right will begin with respect to (i) Collaboration Product marked for "research use only" (a) if such Collaboration Product is for a Proprietary Target twelve (12) months after the first delivery of the Collaboration Product to BML or (b) if such Collaboration Product is for a Non-Proprietary Target six (6) months after the first delivery of the Collaboration Product to BML and (ii) Collaboration Products for any Clinical Application for which BML completed Clinical Development (a) if such Collaboration Product is for a Proprietary Target twenty-four (24) months after receipt of Marketing Approval therefor or (b) if such Collaboration Product is for a Non-Proprietary Target twelve (12) months after receipt of Marketing Approval therefor (each such period, the "Exclusivity Period").

                8.1.3 BML. At such time as BML notifies TWT of its desire to do so, TWT and BML will negotiate in good faith the terms and conditions (including transfer price) under which BML will have the right to market, sell and distribute a Collaboration Product (directly or through a subdistributor) for use in the Territory; provided, however such terms and conditions shall be at least as favorable to BML as any terms and conditions granted by TWT to a third party with respect to the marketing, sales and distribution of a Collaboration Product for the Territory, and, provided, further that TWT shall engage in such negotiation in a commercially reasonable manner designed, consistent with the spirit and intent of this Agreement, to not unreasonably frustrate BML's rights to market, sell and distribute such Collaboration Product in the Territory.

        8.2 Restrictions. Except as may be agreed in accordance with Section 8.1.3, BML agrees not to market, sell or distribute, directly or indirectly, any Collaboration Product.


                                    ARTICLE 9
                             MANUFACTURE AND SUPPLY

        9.1 Terms and Conditions. All supply of Collaboration Products, Standard Invader Reagents and Cleavase Enzymes hereunder shall be subject to the terms and conditions of this Agreement. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED.

        9.2 Manufacturing Rights. Except as otherwise provided herein, TWT shall have the exclusive right to manufacture, or have manufactured and to supply to BML, Collaboration Products, Standard Invader Reagents and Cleavase Enzymes.

        9.3 Supply. TWT shall supply BML with BML's requirements for Collaboration Products during the term of this Agreement in accordance with applicable Specifications.

        9.4 Use. Notwithstanding anything herein to the contrary, all Collaboration Products, Cleavase Enzyme and Standard Invader Reagents supplied by TWT to BML hereunder shall be used solely in accordance with this Agreement or as otherwise reasonably necessary in connection therewith (e.g., quality control analysis) and shall not be used for any other purpose unless otherwise mutually agreed by the parties hereto.

        9.5 Forecasts. During the term of this Agreement, at least thirty (30) days prior to the start of any calendar month ("M1"), BML shall provide TWT with a rolling written forecast of the quantities of Collaboration Products (on a Collaboration Product-by- Collaboration Product basis), Standard Invader Reagents and/or Cleavase Enzyme, as applicable, estimated to be required on a month-by-month basis for twelve (12) consecutive months ("M1" to "M12", respectively). Each forecast shall indicate the estimated quantities identified by the catalog number (if applicable) designated by TWT. Except as set forth in
Section 9.6 below, BML will provide such forecasts as a means of production planning only and shall not constitute a binding obligation upon TWT or BML.

        9.6 Orders.

                9.6.1 Orders. Together with each forecast provided under Section
9.5 above (the "Current Forecast"), BML shall place its firm order with TWT for delivery in M1 to M3 of that quantity of Collaboration Products, Standard Invader Reagents and/or Cleavase Enzymes equal to the quantity of Collaboration Products, Standard Invader Reagents and Cleavase Enzymes reflected for M1 to M3 in the Current Forecast. For ordering purposes, the forecast for M3, once set, will be fixed for that calendar month, as it rolls to M2 and then M1. In addition, (i) the forecasts for M4, M5 and M6 will not be increased for that calendar month by more than ten percent (10%) or decreased for that calendar month by more than twenty percent (20%), as each rolls to M3, and (ii) the forecasts for M7, M8 and M9 will not be modified for that calendar month by more than +/- 30%, as each rolls to M3. TWT shall accept such orders from BML, subject to the remaining terms and conditions of this Agreement, provided that TWT shall not be obligated to accept orders for quantities in excess of the amounts set forth above, but shall use good faith efforts to fill orders for such excess quantities from available supplies.

                9.6.2 Form of Order. BML's orders shall be made pursuant to a written purchase order which is in a form mutually acceptable to the parties. TWT shall use reasonable efforts to notify BML within fifteen (15) days from receipt of an order of its ability to fill any amounts of such order in excess of the quantities that TWT is obligated to supply. The parties shall establish reasonable lead times and minimum order quantities for Collaboration Products, Standard Invader Reagents and Cleavase Enzyme based on standard lot sizes formatting as required by the Specifications therefor.

        9.7 Pricing. In consideration for the supply of Collaboration Products, Standard Invader Reagents and Cleavase Enzyme by TWT, BML shall pay the amounts set forth in Section 10.3.

        9.8 Shipping. All Collaboration Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in TWT's standard containers, marked for shipment to the destination point indicated in BML's transfer order for Collaboration Products, and shipped FCA (Incoterms 2000) TWT's facility ("Shipping Point"). The carrier shall be selected by agreement between BML and TWT, provided that in the event no such agreement is reached, BML shall select the carrier. With respect to exact shipping dates of Collaboration Products, TWT shall use its good faith efforts to ship quantities of Collaboration Products on the dates specified in BML's transfer orders submitted and accepted in accordance with this Article 9 above.

        9.9 Dedicated Manufacturing. As BML's orders require, TWT and BML will discuss the possibility of establishing a dedicated manufacturing capability within TWT's existing manufacturing to supply BML's requirements of Collaboration Products, in which case BML will provide TWT a standing order for Collaboration Products to ensure that such capacity is fully used.

        9.10 Shortage of Supply.

                9.10.1 Allocation. In the event that TWT is unable to supply worldwide requirements of Collaboration Products, TWT shall allocate the quantities of Collaboration Products that TWT has in inventory, and that TWT is able to produce, so that BML receives at least its proportional share of available Collaboration Products as determined based on firm orders of BML and TWT's other customers.

                9.10.2 Right to Manufacture. If for three (3) consecutive months TWT fails to adequately supply BML's requirements of Collaboration Products, and provided that such failure will or does result in a substantial interruption of BML's use hereunder and is not due to action or inaction of BML, then BML may manufacture (or have manufactured) pursuant to this Section 9.10.2 below the quantity of such Collaboration Products that TWT fails to so supply using Cleavase Enzyme provided hereunder. Such right shall continue in effect until such time as TWT provides BML not less than three (3) months notice and reasonably demonstrates that it is able to adequately supply BML's reasonable requirements of such Collaboration Product, and shall include the right to sublicense. For purposes of this Agreement, a failure to "adequately supply BML's requirements" shall mean a failure to supply BML ninety percent (90%) of the quantities of a Collaboration Product which TWT is obligated to supply pursuant to orders placed pursuant to Section 9.6, in any three (3) consecutive months.

                        (a) License to Manufacture. Subject to all other terms and conditions of this Agreement, in the event of TWT fails to adequately supply BML's requirements TWT shall grant to BML a license (the "Manufacturing License") under the TWT Technology, necessary to make, have made, use a particular Collaboration Product in the Territory (which TWT has failed to adequately supply as set forth above). Without limiting the foregoing, it is understood that the Manufacturing License shall terminate on expiration or any termination of this Agreement.

                        (b) Exercise of the Manufacturing License. BML agrees not to exercise any of its rights under the Manufacturing License except to the extent expressly permitted in this Section 9.10.2 above. In such event, TWT shall provide to BML copies of all documentation within TWT's control that is reasonably necessary for BML to manufacture (or have manufactured) Collaboration Products, and shall reasonably cooperate with BML to establish alternative supply, including sources of materials. BML may exercise its right to have Collaboration Products manufactured in accordance with this Section 9.10.2 through a single third party contract manufacturer subject to TWT's approval, not to be unreasonably withheld; and provided that such third party manufacturer
(i) enters into a confidentiality agreement with TWT to protect against the unauthorized use and disclosure of Confidential Information of TWT and (ii) agrees to provide Collaboration Products only to BML for its use.

                        (c) Supply of Cleavase Enzyme. In the event that BML exercises its Manufacturing License in accordance with this Section 9.10.2 above, TWT shall supply those Units of Cleavase Enzyme reasonably necessary for and for the sole purpose of BML's exercise of the Manufacturing License and ordered by BML in accordance with this Article 9. In the event that TWT fails to supply any such Cleavase Enzyme, then the Manufacturing License shall include the right to make (or have made) Cleavase Enzyme.

                9.10.3 Exclusive Remedies. SECTIONS 9.10.1 AND 9.10.2 ABOVE AND
15.2 BELOW ARE BML'S SOLE AND EXCLUSIVE REMEDY FOR A FAILURE BY TWT TO SUPPLY PURSUANT TO THIS ARTICLE 9, EXCEPT FOR ORDERS ACCEPTED BY TWT PURSUANT TO
SECTION 9.6.

                9.10.4 Royalty. In the event of manufacture of Collaboration Products by or under authority of BML pursuant to the Manufacturing License, BML's payment obligations to TWT, in lieu of the amounts set forth in Section
10.3 of this Agreement for Collaboration Products, shall be equal to ten percent (10%) of Net Sales of such Collaboration Products by BML.

        9.11 Product Acceptance/Rejection. All shipments and all shipping and other charges shall be deemed correct unless TWT receives from BML, no later than thirty (30) days after BML's receipt of a given shipment, a written notice specifying the shipment, the transfer order number, and the exact nature of the discrepancy between the order and the shipment or the exact nature of the discrepancy in the shipping or other charges, as applicable. Any Collaboration Product, Standard Invader Reagents or Cleavase Enzymes supplied by TWT under this Agreement which fails to conform to the applicable Specifications shall be subject to the provisions of Section 15.2 below.

        9.12 Invoicing. TWT shall submit an invoice to BML upon shipment of Collaboration Products, Standard Invader Reagents or Cleavase Enzymes ordered by BML hereunder. All invoices shall be sent to BML's address for notices hereunder or such other address as designated by BML in writing, and each such invoice shall state BML's aggregate and unit transfer price for Collaboration Products, Standard Invader Reagents or Cleavase Enzymes in a given shipment, plus any insurance, taxes or other costs incident to the transfer or shipment initially paid by TWT but to be borne by BML hereunder. Payment shall be made within thirty (30) days after receipt of invoice.


                                   ARTICLE 10
                                    PAYMENTS

        10.1 Development Reimbursement Payment. As partial reimbursement of certain development expenses incurred by TWT with respect to the TWT Technology prior to the Effective Date, BML shall pay to TWT Three Million Dollars (U.S. $3,000,000) within ten (10) days of the Effective Date.

        10.2 Proprietary Target Royalties.

                10.2.1 Proprietary Target. In consideration of the rights granted to TWT hereunder, TWT shall pay to BML three percent (3%) of Net Sales of Proprietary Target Products.

                10.2.2 Single Royalty/Non-Royalty Sales. In no event shall more than one royalty be due hereunder with respect to any Proprietary Target Product; nor shall a royalty be payable under this Section 10.2 with respect to transfers of Proprietary Target Products for use in clinical trials or as samples.

                10.2.3 Combination Products. In the event that a Proprietary Target Product is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this
Section 10.2 shall be calculated by multiplying the Net Sales of the combination product by the fraction A/(A + B), where A is the average gross selling price during the applicable calendar quarter of the Proprietary Target Product sold separately and B is the average gross selling price during the applicable calendar quarter of the other product(s), component(s) and/or service(s). In the event that such separate sales were not made during the calendar quarter then the Net Sales shall be calculated by multiplying the Net Sales of the combination product by the fraction C/(C + D), where C is the average cost of goods sold during the applicable calendar quarter of the Proprietary Target Product and D is the average cost of goods sold during the applicable calendar quarter of the other product(s), component(s) and/or average cost of performance in the case of service(s), in each case calculated in accordance with GAAP.

                10.2.4 Proprietary Target Product Royalty. Within sixty (60) days after the end of each calendar quarter, TWT shall provide to BML a report, which report shall include a calculation of Net Sales of Proprietary Target Products in such quarter and a calculation of the royalty amount due with respect thereto. Concurrently with providing such report, TWT shall remit payment to BML of any royalties due under this Sections 10.2 for such calendar quarter.

        10.3 Transfer Prices.

                10.3.1 Collaboration Products. With respect to Collaboration Products, the parties shall mutually agree upon transfer prices for each Collaboration Product (the "Transfer Price"), which Transfer Prices shall be established prior to the initiation of the Development Program therefore. To the extent reasonable, Transfer Prices shall be consistent with the estimated Transfer Price set forth in the Development Plan and Budget and pricing of comparable Collaboration Products. The parties acknowledge that the Transfer Price for Collaboration Products for Clinical Applications will be higher than those for research use only. If the Transfer Price for a particular Collaboration Product set by the parties later creates an imbalance of the economic result, then such Transfer Price will be equitably adjusted to remedy such imbalance.

Notwithstanding the foregoing, the Transfer Price for a particular Collaboration Product will be no more than the following:

                        (a) 85% of the Best Price to any third party for use in the Territory for the period from the expiration of the Exclusivity Period until the date that is six (6)months after expiration of the Exclusivity Period;

                        (b) 90% of the Best Price to any third party for use in the Territory for the period six (6) to twelve (12) months after expiration of the Exclusivity Period;

                        (c) 95% of the Best Price to any third party for use in the Territory for the period twelve (12) to eighteen (18) months after expiration of the Exclusivity Period; and

                        (d) 100% of the Best Price to any third party for use in Territory thereafter.

For purposes of the foregoing, "Best Price" shall mean the price for the particular Collaboration Product for the same configuration for similar quantities.

                10.3.2 Standard Invader Reagents. For Standard Invader Reagents supplied by TWT to BML hereunder, BML shall pay to TWT the amounts set forth in a mutually agreed pricing schedule referencing this Section 10.3.2.

                10.3.3 Cleavase Enzymes. For Cleavase Enzymes supplied by TWT to BML hereunder, BML shall pay to TWT the amounts set forth in a mutually agreed pricing schedule referencing this Section 10.3.3.

                10.3.4 Adjustments to Transfer Prices. Subject to the provisions of Section 10.3.1 (a) -- (d) above, beginning in January 2002 upon written notice by TWT the transfer prices set forth in this Section 10.3 may be adjusted no more than once per year to reflect the aggregate change in the CPI-U since the later of: (i) the Effective Date or (ii) the last such adjustment.


                                   ARTICLE 11
                           PAYMENTS; BOOKS AND RECORDS

        11.1 Payment Method. All payments under this Agreement shall be made by check or bank wire transfer in immediately available funds to an account designated by the receiving party. All amounts specified or referenced in this Agreement, and all payments made hereunder, are and shall be made in U.S. dollars. Any payments due under this Agreement which are not paid by the date such payments are due under this Agreement shall bear interest in the lesser amount of (i) the U.S. prime rate per annum quoted in the "Money Rates" column of The Wall Street Journal (U.S., Eastern Edition) on the date such payment is due, or (ii) the highest rate allowed by applicable law, calculated on the number of days such payment is delinquent. This Section 11.1 shall in no way limit any other remedies available to either party hereto.

        11.2 Currency Conversion. If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the buying exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in The Wall Street Journal (U.S., Eastern Edition) for the last business day of the calendar quarter to which such payment pertains.

        11.3 Nonrefundable. Except as expressly set forth in the Agreement, the amounts paid hereunder shall be nonrefundable.

        11.4 Taxes. All amounts specified hereunder are expressed as net amounts and shall be made free and clear of, and without reduction for, any withholding taxes. Any such taxes which are otherwise imposed on payments, including any applicable value-added or sales tax, shall be the sole responsibility of the payor. The payor shall provide the payee with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested by the payee to establish that such taxes have been paid. The parties shall cooperate to structure the payments hereunder to reduce the tax burdens hereunder; provided that neither party shall be obligated to incur tax obligations contrary with the intent of this Section 11.4 above.

        11.5 Records; Inspection. Each party shall keep (or cause to be kept) complete, true and accurate books of accounts and records for the purpose of determining the amounts payable pursuant to this Agreement. Such books and records shall be kept at the principal place of business of the for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3)-year period by an independent auditor chosen by the inspecting party and reasonably acceptable to the other party for the purpose of verifying the amounts payable hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 11.5 shall be at the expense of inspecting party, unless a variation or error producing an over or underpayment, as applicable, in amounts payable exceeding ten percent (10%) of the amount payable for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by the party in error, together with interest on such overpaid or underpaid amounts at the rate set forth in Section 11.1 above. The parties will endeavor to minimize disruption of the party being inspected's normal business activities to the extent reasonably practicable


                                   ARTICLE 12
                                 LICENSE GRANTS

        12.1 Grant of Rights to BML. Subject to the terms and conditions of this Agreement, TWT hereby grants to BML a non-exclusive license under the TWT Technology necessary (i) to use Collaboration Products solely for its own internal use in the Territory and (ii) to carry out the Clinical Development in accordance with this Agreement.

        12.2 Grant of Rights to TWT.

                12.2.1 BML Technology. Subject to the terms and conditions of this Agreement, BML hereby grants to TWT a non-exclusive, worldwide license under the BML Technology, with the right to grant and authorize sublicenses, to:
(i) develop, make, use, import, sell, and otherwise exploit Collaboration Products and Proprietary Target Products; and (ii) to carry out the Development Program in accordance with this Agreement.

                12.2.2 Improvement Technologies. Additionally, BML hereby grants to TWT a non-exclusive, fully paid-up, worldwide license under the Improvement Technologies, with the right to grant and authorize sublicenses.

        12.3 No Implied Licenses. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.


                                   ARTICLE 13
                              INTELLECTUAL PROPERTY

        13.1 Ownership. Subject to the provisions of Article 12, title to all Inventions made solely by TWT personnel shall be owned by TWT; title to all Inventions made solely by BML personnel shall be owned by BML; and title to all Inventions made jointly by personnel of TWT and BML in connection with the Development Program shall be jointly owned by BML and TWT (such jointly owned inventions "Joint Inventions"). Except as expressly provided in this Agreement, it is understood that neither party shall have any obligation to account to the other for profits, or to obtain any approval of the other party to license or exploit a Joint Invention, by reason of joint ownership of any such Joint Inventions and each party waives any right it may have under the laws of any country to require such accounting or approval.

        13.2 Patent Prosecution and Enforcement.

                13.2.1 Sole Inventions. TWT or BML, as the case may be (the "Controlling Party"), shall, at its sole discretion and expense, control the preparation, filing, prosecution and maintenance of any patent applications, patents or other intellectual property rights claiming an Invention solely owned by the Controlling Party in accordance with Section 13.1 above. Notwithstanding the foregoing, if TWT or BML elects not to file, prosecute or maintain any patent application, patent or other intellectual property right claiming such an Invention comprising an Improvement Technology, Target or use thereof, the other party may do so at its own expense and in its own name.

                13.2.2 Joint Inventions. Except as otherwise provided in this
Section 13.2.2, it is understood that Joint Inventions shall be jointly owned by BML and TWT. TWT shall have the first right to pursue the preparation, filing, prosecution and maintenance of any patent applications, patents or other intellectual property covering Joint Inventions. TWT shall keep BML fully informed as to the status of patent matters described in this Section 13.2.2, including without limitation, by providing BML copies of any substantive documents that TWT receives from any patent office promptly after receipt, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions, and by providing BML the opportunity, as far in advance of filing dates as practicable, to fully review and comment on any documents which will be filed in any patent office, and incorporating all reasonable comments. BML shall reasonably cooperate with and assist TWT in connection with such activities, at TWT's request, including without limitation by making scientists and scientific records reasonably available to TWT. BML shall promptly reimburse TWT for one-half (_) of TWT's out-of-pocket expenses in connection with such activities as they are incurred, provided that if BML so provides TWT sixty (60) days notice, BML shall not be responsible for any costs under this Section 13.2.2 related to any particular patent or patent application, in which case all right, title and interest in and to such application or patent (as the case may be) and any patents issuing thereon shall be owned by TWT (subject to the licenses granted to BML under this Agreement). Likewise, in the event TWT fails or declines to take such actions with respect to any Joint Invention in accordance with this Section 13.2.2, then BML shall have the right to do so, in which case all right, title and interest in and to such application or patent (as the case may be) and any patents issuing thereon shall be owned by BML (subject to the licenses granted to TWT under this Agreement).

        13.3 Defense of Third Party Infringement Claims. If the production, sale or use of any Collaboration Product for Clinical Applications pursuant to this Agreement results in a claim, suit or proceeding (collectively, "Actions") alleging patent infringement against TWT or BML, such party shall promptly notify the other party hereto in writing. The party subject to such Action shall have the exclusive right to defend and control the defense of any such Action using counsel of its own choice, and the Action shall be at such party's own expense; provided, however, that the other party may participate in the defense and/or settlement thereof at its own expense with counsel of its choice. Except as agreed in writing by TWT, if BML is the party named in the Action it shall not enter into any settlement relating to a Collaboration Product, if such settlement admits the invalidity or unenforceability of any patent within the TWT Technology. The party in the Action agrees to keep the other party hereto reasonably informed of all material developments in connection with any such Action.


                                   ARTICLE 14
                                 CONFIDENTIALITY

        14.1 Confidential Information. Except as expressly provided herein, the parties agree that, for the term of this Agreement and seven (7) years thereafter, the receiving party shall not publish or otherwise disclose and shall not use for any purpose any information furnished to it by the other party hereto pursuant to this Agreement which if disclosed in tangible form is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the party disclosing such information at the time of the initial disclosure thereof and is confirmed in writing as confidential or proprietary by the disclosing party within a reasonable time after such disclosure (collectively, "Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

                14.1.1 was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

                14.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

                14.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

                14.1.4 was subsequently lawfully disclosed to the receiving party by a person other than a party; or

                14.1.5 was developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

        14.2 Permitted Disclosures. Notwithstanding the provisions of Section
14.1 above, each party hereto may disclose the other party's Confidential Information to the extent such disclosure is reasonably necessary to exercise its rights or fulfill its obligations under this Agreement, filing and maintaining intellectual property protection, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities, provided that if a party is required to make any such disclosure of the other party's Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the latter party of such disclosure and, save to the extent inappropriate as in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). If the party whose Confidential

Information is to be disclosed has not filed a patent application with respect to such Confidential Information, it may require the other party to delay the proposed disclosure (to the extent the disclosing party may legally do so), for up to sixty (60) days, to allow for the filing of such an application.


                                   ARTICLE 15
                         REPRESENTATIONS AND WARRANTIES

        15.1 General Warranties.

                15.1.1 TWT Warranties. TWT warrants and represents to BML that
(i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the TWT Technology, or any portion thereof, to manufacture, sell or use Collaboration Products that is in conflict with the rights or licenses granted under this Agreement; and (iii) as of the Effective Date, TWT has not received from a third party notice that the manufacture, sale or use of Collaboration Products would infringe any intellectual property rights of such third party and to its knowledge and belief, no action, suit or claim has been initiated or threatened against TWT with respect to the TWT Technology or its right to enter into and perform its obligations under this Agreement.

                15.1.2 BML Warranties. BML warrants and represents to TWT that
(i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted, and will not grant during the term of this Agreement, any right, license or interest in or to the BML Technology, or any portion thereof, to manufacture, sell or use Collaboration Products that is in conflict with the rights or licenses granted under this Agreement; (iii) BML has not received from a third party notice that the manufacture, sale or use of Collaboration Products would infringe any intellectual property rights of such third party and to its knowledge and belief, no action, suit or claim has been initiated or threatened against BML with respect to the BML Technology or its right to enter into and perform its obligations under this Agreement.

        15.2 Certain Warranties and Covenants Regarding Cleavase Enzymes

                15.2.1 General. TWT represents and warrants that Collaboration Products, Standard Invader Reagents and Cleavase Enzymes supplied to BML under this Agreement will comply with all applicable Specifications at the time of shipment to BML. BML shall, promptly upon receipt of each shipment perform customary inspections. Any claim regarding the failure of such shipment to conform to the applicable Specifications shall be submitted to TWT promptly upon discovery, but in no case later than thirty (30) days after receipt thereof, together with reasonable evidence of such nonconformity at the time of inspection.

                15.2.2 Remedy. In the event that (i) BML and TWT agree (or there is an independent finding) that any Collaboration Product, Standard Invader Reagent or Cleavase Enzyme failed to comply with such Specifications at the time of shipment to BML, or (ii) TWT recalls the same as set forth in Section 15.2.3 below, TWT shall at its own cost (including freight and insurance) deliver replacement quantities of such Collaboration Products, Standard Invader Reagents or Cleavase Enzymes to BML as soon as practicable; provided, that in the case of a recall if replacement is commercially unreasonable, TWT shall credit BML's account for the amount paid therefor. TWT may analyze any unit of Collaboration Products, Standard Invader Reagents and Cleavase Enzymes rejected by BML for nonconformity. In case of a disagreement between the parties, the claim shall be submitted for tests and decision to an independent testing organization, which meets appropriate current Good Laboratory Practices as defined by the FDA from time to time and mutually agreed upon by the parties (the "Laboratory"), the appointment of which shall not be unreasonably withheld or delayed by either party. The determination of such entity with respect to all or part of any shipment shall be final and binding upon the parties. The fees and expenses of the Laboratory making such determination shall be paid by the party against which the determination is made. TWT shall give BML written instructions as to how BML should, at TWT's expense, dispose of any non-conforming Collaboration Products, Standard Invader Reagents or Cleavase Enzymes, and such instructions shall comply with all appropriate governmental requirements.

                15.2.3 Recalls. Pursuant to the FDA's Medical Device Reporting
(MDR) Regulations or other similar reporting regulations, TWT and/or BML may be required to report to the FDA, Japanese Ministry of Health and Welfare and/or another regulatory agencies information that reasonably suggests that a Collaboration Product has malfunctioned and that the product would be likely to cause or contribute to a death or serious injury if the malfunction were to recur. Each of TWT and BML agree to provide to the other any such information promptly after becoming aware of it so that each of TWT and BML can comply with governmental reporting requirements. In the event that TWT or BML is required by any regulatory agency to recall any Collaboration Product or if TWT voluntarily initiates a recall of any Collaboration Product, BML shall cooperate with and assist TWT in locating and retrieving if necessary, the recalled Collaboration Products. BML shall maintain records of Collaboration Products to allow traceability. Upon TWT's request, BML shall provide TWT with access to such records in the event of a recall of a Collaboration Product recall or other quality related issue. Each party shall make available to the other party for inspection such party's process and records for adverse event and other regulatory reporting purposes at mutually agreed upon times and further shall ensure that its processes comply with all applicable laws and regulations.

        15.3 Disclaimer of Warranties. EXCEPT AS PROVIDED IN THIS ARTICLE 15, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF TWT TECHNOLOGY, PATENTED OR UNPATENTED, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.


                                   ARTICLE 16
                                 INDEMNIFICATION

        16.1 Indemnification of BML. TWT shall indemnify each of BML and its trustees, directors, officers, and employees of BML and the successors and assigns of any of the foregoing (each an "BML Indemnitee"), and hold each BML Indemnitee harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) arising out of any claim, complaint, suit, proceeding or cause of action brought against an BML Indemnitee by a third party (any of the foregoing, a "BML Claim") alleging damage, physical injury, death or otherwise, arising from or occurring as a result of (i) use, marketing, sale or distribution of Collaboration Products by or on behalf of TWT (except to the extent such claim results for any breach by BML of any of its representations and warranties under Section 15.1 or is a result of BML's use of a Collaboration Product) or (ii) any breach by TWT of its representations and warranties under Sections 15.1 and 15.2, in each case subject to the requirements set forth in Section 16.3 below. TWT shall have no obligation to any BML Indemnitee under this Section 16.1 to the extent a BML Claim results from the negligence or knowing and willful misconduct of the BML Indemnitee.

        16.2 Indemnification of TWT. BML shall indemnify each of TWT and its trustees, directors, officers, and employees of TWT and the successors and assigns of any of the foregoing (each a "TWT Indemnitee"), and hold each TWT Indemnitee harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) arising out of any claim, complaint, suit, proceeding or cause of action brought against a TWT Indemnitee by a third party (any of the foregoing, a "TWT Claim") alleging damage, physical injury, death or otherwise, arising from or occurring as a result of (i) use, marketing, sale or distribution of Collaboration Products by or on behalf of BML (except to the extent such claim results for any breach by TWT of any of its representations and warranties under Sections 15.1 and 15.2),
(ii) the use of any Assays developed by BML pursuant to Section 4.3 (except to the extent such claim results for any breach by TWT of any of its representations and warranties under Sections 15.1 and 15.2), or (ii) any breach by BML of its representations and warranties under Section 15.1, in each case subject to the requirements set forth in Section 16.3 below. BML shall have no obligation to any TWT Indemnitee under this Section 16.1 to the extent a TWT Claim results from the negligence or knowing and willful misconduct of the TWT Indemnitee.

        16.3 Procedure. A party (the "Indemnitee") that intends to require indemnification under this Article 11 shall promptly notify the other party (the "Indemnitor") in writing of any Claim in respect of which the Indemnitee intends to require such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification obligations of the parties in this Article 16 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 16, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 16. The Indemnitee under this
Article 16 and its employees shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim covered by this indemnification. It is understood that only BML may claim indemnity under this Article 16 (on its own behalf or on behalf of an BML Indemnitee), and other BML Indemnitees may not directly claim indemnity hereunder. Likewise, it is understood that only TWT may claim indemnity under this Article 16 (on its own behalf or on behalf of a TWT Indemnitee), and other TWT Indemnitees may not directly claim indemnity hereunder.


                                   ARTICLE 17
                              TERM AND TERMINATION

        17.1 Term. Unless otherwise agreed in writing, the term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect until December 31, 2007.

        17.2 Termination for Cause. Either party to this Agreement may terminate this Agreement in the event the other party hereto shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the non-breaching party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period; provided, if the alleged breaching party disputes in good faith the alleged material breach, the non-breaching party shall have no right to terminate this Agreement until finally determined hereunder that the party was in material breach and it has failed to cure such breach.

        17.3 Termination Upon Notice. BML may terminate this Agreement upon six
(6) months written notice to TWT, provided that such notice shall not be delivered prior to June 30, 2003.

        17.4 Effects of Termination.

                17.4.1 Accrued Obligations. Termination of this Agreement for any reason shall not release either party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

                17.4.2 Refund of Collaboration Product Development Funding. In the event that BML terminates this Agreement for cause pursuant to Section 17.2 above, TWT shall refund within thirty (30) days of the effective date of such termination all amounts paid to TWT pursuant to Section 7.2 above in excess of the Development Costs actually incurred by TWT prior to the effective date of such termination and provide BML a financial statement setting forth the Development Costs incurred for the period since the last report provided by TWT pursuant to Section 6.1.2 above until the effective date of such termination.

        17.5 Survival. Articles 1, 11, 14, 16, and 18 of this Agreement, and Sections 5.3, 8.1.1, 10.2, 12.2, 13.1, 13.2, 17.5 and the last sentence of
Section 5.4 shall survive the expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 17, all rights and obligations of the parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

                                   ARTICLE 18
                                  MISCELLANEOUS

        18.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the State of California, United States, without reference to conflicts of laws principles and without regard to the 1980 Convention on the International Sale of Goods.

        18.2 Dispute Resolution.

                18.2.1 Senior Executives. If the Development Committee, or TWT and BML, are unable to resolve any dispute between them, either TWT or BML may, by written notice to the other, have such dispute referred to the Presidents of TWT and BML or their designees, for attempted resolution by good faith negotiations for a period of thirty (30) days after such notice is received. Unless otherwise mutually agreed, the negotiations between the designated officers shall be conducted by telephone, within three (3) days and at times within the period stated above offered by the designated officers of BML to the designated officer of TWT for consideration. Subject to Section 18.2.2 below, if the parties are unable to resolve such dispute in accordance with the aforementioned procedure or within such thirty (30)-day period, either party shall have the right to pursue any and all other remedies available to such party.

                18.2.2 Arbitration. BML and TWT agree that any dispute or controversy arising out of, in relation to, or in connection with this Agreement, or the validity, enforceability, construction, performance or breach hereof, shall be settled by binding arbitration in San Francisco, California, United States, under the then-current International Arbitration Rules of the Asia-Pacific Center for the Resolution of International Business Disputes by a single arbitrator appointed in accordance with such rules, provided that if either party requests the arbitration shall be conducted by a panel of three (3) arbitrators appointed in accordance with such rules. The arbitrator(s) shall determine what discovery will be permitted, based on the principle of limiting the cost and time which the parties must expend on discovery; provided, the arbitrator(s) shall permit such discovery as they deem necessary to achieve an equitable resolution of the dispute. The decision and/or award rendered by the arbitrator(s) shall be written, final and non-appealable and may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the parties, unless otherwise specified by the arbitrator(s). Each party shall bear the cost of its own attorneys' and expert fees; provided that the arbitrator(s) may in their discretion award to the prevailing party the costs and expenses incurred by the prevailing party in connection with the arbitration proceeding. The arbitral proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or true copy thereof.

        18.3 Force Majeure. Except for the payment of amounts due hereunder, nonperformance of any party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party.

        18.4 No Implied Obligations. Nothing in this Agreement shall be deemed to create any implied obligations of either party.

        18.5 No Implied Waivers; Rights Cumulative. No failure on the part of TWT or BML to exercise and no delay in exercising any right under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

        18.6 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER BASED IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE) OR OTHERWISE, AND EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY PROVIDED HEREIN.

        18.7 Independent Contractors. Nothing contained in this Agreement is intended implicitly, or is to be construed, to constitute TWT or BML as partners in the legal sense. No party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of any other party or to bind any other party to any contract, agreement or undertaking with any third party.

        18.8 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

        18.9 Notices. All notices, requests and other communications hereunder shall be in writing and shall be (i) personally delivered or (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) FedEx, DHL or other international courier service or (iv) or faxed, receipt confirmed, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

               BML:                           BML, Inc.
                                              1361-1 Matoba
                                              Kawagoe-shi, Saitama 350-1101
                                              JAPAN
                                              Attn: Managing Director
                                              Fax: 81-3-492-32-0400

               TWT:                           Third Wave Technologies, Inc.
                                              502 S. Rosa Road
                                              Madison, WI 53719-1256
                                              Attn:  President
                                              Fax:  (608) 273-6989

               with a copy to:                Wilson Sonsini Goodrich & Rosati
                                              Professional Corporation
                                              650 Page Mill Road
                                              Palo Alto, California 94304-1050
                                              Attn:  Kenneth A. Clark, Esq.
                                              Fax:  (650) 493-6811

        18.10 Assignment. This Agreement shall not be assignable by either party to any third party hereto without the written consent of the other party hereto, except that either party may assign this Agreement without prior consent to an entity that acquires all or substantially all of the business or assets of that party (or that portion thereof to which this Agreement relates), in each case whether by merger, acquisition, or otherwise, provided that such assignee agrees in writing to be bound by the terms and conditions of this Agreement.

        18.11 Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by all parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both parties.

        18.12 Further Assurances. Each party hereby agrees, at the reasonable request and expense of the other party, to execute such documents and take such other actions as are necessary to fulfill the intent of this Agreement or provide the full benefit intended hereunder to the requesting party.

        18.13 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. In the event a party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other party shall have the right to terminate this Agreement upon sixty (60) days' prior written notice to the asserting party, unless such assertion is eliminated and cured within such sixty (60)-day period.

        18.14 Compliance with Laws. Notwithstanding anything to the contrary contained herein, all obligations of BML and TWT are subject to prior compliance with United States and foreign export regulations and such other United States and Japanese laws and regulations as may be applicable, and to obtaining all necessary approvals required by the applicable agencies of the governments of the United States and foreign jurisdictions. BML and TWT shall cooperate with each other and shall provide assistance to the other as reasonably necessary to obtain any required approvals.

        18.15 Publicity. Each of the parties hereto agrees not to disclose to any third party the financial terms of this Agreement (except for those limited financial terms disclosed in the press release described below) without the prior written consent of the other party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, within five (5) days after the Effective Date, the parties shall agree upon and issue a press release announcing the execution of this Agreement and describing the collaboration, thereafter, each party may disclose to third parties the information disclosed in such press release without the need for further approval by the other party.

        18.16 Headings. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

        18.17 Entire Agreement. This Agreement together with the Exhibit hereto constitute the entire agreement, both written or oral, with respect to the subject matter hereof, and supersede all prior or contemporaneous understandings or agreements, whether written or oral, between TWT and BML with respect to such subject matter.

        18.18 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in duplicate originals as of the date first above written.


THIRD WAVE TECHNOLOGIES, INC.                    BML, INC.


By:                                              By:
   -------------------------------                  ----------------------------
Name: Lance Fors                                 Name:  Motoyoshi Arai
     -----------------------------                    --------------------------
Title: President & CEO                           Title: President
      ----------------------------                     -------------------------